Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Clearfield, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(3)	Amount of Registration Fee(3)
Newly Registered Securities
Equity	Common Stock, par value $0.01 per share (1)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
Equity	Preferred stock (1)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
Other	Warrants (1)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
Other	Units (1)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
					Total Offering Amount:		—
					Total Fees Previously Paid:		—
					Total Fee Offsets:		—
					Net Fee Due:		—
(1)	An indeterminate aggregate number of securities of the Registrant of each identified class is being registered as may from time to time be issued at indeterminate prices and as may be issuable upon conversion or exercise of any securities registered hereunder, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)	The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3)	In accordance with Rule 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all registration fees.